Form 10-K/A, Exhibit 13
period 1996-06-30
L&B FINANCIAL INC
filed 1996-10-10
CIK 1003292

                                                                      EXHIBIT 13


                              1996 ANNUAL REPORT
                              ------------------


                              L&B FINANCIAL, INC.

                               Table of Contents
                               -----------------

    Letter to the Stockholders                                     1

    Business                                                       2

    Selected Consolidated Financial and Other Data             3 - 4

    Common Stock Information                                       5

    Management's Discussion and Analysis of Consolidated
    Financial Condition and Results of Operations             6 - 14

    Independent Auditor's Report                                  15

    Consolidated Financial Statements                        16 - 20

    Notes to Consolidated Financial Statements               21 - 40

    Directors and Officers                                        41

    Corporate Information                                         41

    Notice of Annual Meeting                                      42

    10-K Information                                              42

    Branch Office Locations                                       42

                                  ----------

                              L&B FINANCIAL, INC.
                                 P.O. Box 557
                         Sulphur Springs, Texas 75483


C. GLYNN LOWE
PRESIDENT


                               September 1, 1996


Dear Shareholder :

Our fiscal year ending June 30, 1996 produced net earnings of $1,450,000.00 as compared to $1,382,000.00 in 1995. Year end deposits were $104,565,000.00 as compared to 1995 totals of $100,933,000.00. Total loans increased to $66,352,000.00 from $59,382,000.00 at year end 1995.

It was an exciting year for the Bank with the conversion of our charter to a State Savings Bank whose stock was transferred to our new holding company, L&B Financial, Inc., in late 1995. Our shareholders now own shares in L&B Financial, Inc. whose principal asset is 100% of Loan and Building State Savings Bank stock. With these structural changes our opportunities for expanding services have been greatly enhanced.

In February, 1996 the New Boston loan production office was moved to our strip shopping center in Texarkana, Texas and was converted to a full branch office where all services of the bank are available. This was a good decision and we are pleased with the new volume of business being generated and expect to acquire a significant share of the market in this location.

Your company paid dividends totaling $.40 per share during the past year and we look forward

We are grateful for the confidence of our shareholders and loyal customers and commend our staff for their dedicated effort.



                                Yours very truly,

                                /s/ C. GLYNN LOWE

                                C. Glynn Lowe
                                President

BUSINESS

L&B Financial, Inc. ("L&B") was incorporated in the State of Texas in November 1995, for the purpose of becoming a savings and loan holding company for Loan and Building State Savings Bank (the "Bank"). The Bank was formerly Sulphur Springs Loan and Building Association. On October 17, 1995, the stockholders of the Bank approved a plan to reorganize the Bank into the holding company form of ownership. The reorganization was completed on November 13, 1995, on which date the Bank became the wholly-owned subsidiary of L&B, and the stockholders of the Bank became the shareholders of L&B. Prior to the completion of the reorganization, L&B had no material assets or liabilities and engaged in no business activity. Subsequent to the acquisition of the Bank, L&B has engaged in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. Accordingly, the 1996 consolidated financial statements reflect the reorganization. Consolidated financial statements and related data for years prior to 1996 are those of the Bank. L&B and the Bank are collectively referred to herein as the "Corporation".

The Bank is a state-chartered capital stock savings bank headquartered in Sulphur Springs, Texas. The Bank was known as Sulphur Springs Loan and Building Association until October 1994, when its stockholders approved its change to a state-chartered capital stock savings bank. The Bank, originally chartered in 1890, is a member of the Federal Home Loan Bank system and is subject to examination and comprehensive regulation by the Texas Savings and Loan Department, the Bank's chartering authority and primary regulator and by the Federal Deposit Insurance Corporation ("FDIC"), its primary federal regulator. The Bank's deposits are insured to the maximum limits allowable by the FDIC through the Savings Association Insurance Fund ("SAIF"). On October 14, 1994, the Bank completed its conversion from a Texas-chartered mutual savings association to a Texas-chartered stock savings association through the sale of 1,667,500 shares of its common stock to certain depositors, borrowers and other members of the general public. The conversion resulted in net proceeds of approximately $16 million, substantially increasing the Bank's net worth.

The Bank conducts its business in Sulphur Springs, Texas, and in the surrounding counties. It is a community oriented savings bank which offers a wide variety of savings products while focusing its lending activities on residential real estate loans secured by one-to-four family dwellings in the communities that it serves. The Bank also makes commercial real estate loans, multi-family real estate loans, construction loans, and consumer loans and invests in both fixed-rate and adjustable-rate investment securities and mortgage-backed securities issued by the United States government, its agencies, or government-sponsored enterprises.

The Corporation's operations are conducted through its main office at 306 N. Davis Street, Sulphur Springs, Texas, its five full service branch offices located in the northeast Texas towns of Mt. Vernon, Mt. Pleasant, Daingerfield, Texarkana and Pittsburg, and its mortgage loan office located in Sulphur Springs.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following tables set forth selected financial data (dollars in thousands, except for per share data) of the Corporation for the periods indicated.

Operations Data:
----------------
                                                                           As of or For the Year Ended June 30,
                                                                           ------------------------------------
                                                                   1996         1995       1994       1993       1992
                                                               --------------------------------------------------------
Net interest income                                            $    4,888   $    4,918   $  4,419   $  4,384   $  3,525
Provision for loan loss                                              (100)           5        204        346         78
                                                               --------------------------------------------------------
Net interest income after provision for loan loss                   4,988        4,913      4,215      4,038      3,447
Other income                                                          329          146        133        854        395
Other expense                                                       3,353        3,128      2,768      2,629      2,206
                                                               --------------------------------------------------------
Income before income taxes                                          1,964        1,931      1,580      2,263      1,636
Income tax expense                                                    514          549        552        879        407
                                                               --------------------------------------------------------
Net income                                                     $    1,450   $    1,382   $  1,028   $  1,384   $  1,229
                                                               --------------------------------------------------------
Net income per common shares stock (1)                         $     0.93   $     0.88        n/a        n/a        n/a

Weighted average number of common shares outstanding (1)        1,556,720    1,572,790          0          0          0

Financial Condition:
--------------------

Total assets                                                   $  144,130   $  133,783   $117,263   $115,999   $117,874
Cash and cash equivalents                                           8,916        6,418      6,818     15,359     12,487
Investment and mortgage-backed securities                          64,164       63,750     53,284     41,489     40,467
Loans receivable, (net)                                            66,352       59,382     53,177     54,852     59,701
Deposits                                                          104,565      100,933    106,162    106,011    109,460
Stockholders' equity                                           $   24,783   $   25,654   $ 10,011   $  8,996   $  7,590
                                                               --------------------------------------------------------
 Full service offices                                                   6            5          5          5          5

Other Selected Data:
--------------------

Interest rate spread during the year                                 2.64%        3.41%      3.69%      3.58%      3.12%

Net yield on average interest earning assets                         3.56%        4.03%      3.91%      3.77%      3.23%

Return on average assets                                             1.02%        1.10%      0.88%      1.18%      1.07%

Return on average stockholders' equity                               5.70%        7.75%     10.80%     16.72%     17.64%

Dividend payout ratio                                               43.10%       62.37%       n/a        n/a        n/a

Non-performing assets and troubled debt restructures
 to total assets (2)                                                 0.42%        0.45%      0.44%      0.87%      2.16%

Average interest-earning assets to average interest-bearing
 liabilities                                                       122.35%      118.54%    106.14%    103.74%    101.25%

Ratio of average stockholders' equity to average assets             17.96%       17.35%      8.15%      7.08%      6.07%

Cash dividends declared and paid per  share                    $     0.40   $     0.55        n/a        n/a        n/a

-------------------
(1) See the notes to the consolidated financial statements for additional information on earnings per share calculations.

(2) Non-performing assets consist of non-accrual loans and accruing loans that are contractually past due 90 days or more and real estate acquired through foreclosure. Troubled debt restructured consists of restructured debt in accordance with Statement of Financial Accounting Standards No. 15. This ratio is calculated as of year ended June 30, 1996, 1995, 1994, 1993 and 1992.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.



Quarterly Data:
---------------

                                                                      Quarter Ended
                                                     ----------------------------------------------
                                                      June 30,   March 31,    December    September
                                                       1996        1996       31, 1995    30, 1995
                                                     ----------------------------------------------
Interest income                                        $2,577      $2,615       $2,683       $2,656
Interest expense                                        1,451       1,445        1,453        1,294
                                                     ----------------------------------------------
Net interest income                                     1,126       1,170        1,230        1,362
Provision for loan loss                                  (100)          0            0            0
                                                     ----------------------------------------------
Net interest income after provision for loan loss       1,226       1,170        1,230        1,362
Other income                                              148          81           60           40
Other expense                                             897         799          782          875
                                                     ----------------------------------------------
Income before income taxes                                477         452          508          527
Income tax expense                                         81         128          145          160
Net income                                             $  396      $  324       $  363       $  367
                                                     ----------------------------------------------
Net income per common shares stock                      $0.26       $0.21        $0.23        $0.21

                                                                      Quarter Ended
                                                     ----------------------------------------------
                                                      June 30,   March 31,    December    September
                                                       1995        1995       31, 1994    30, 1994
                                                     ----------------------------------------------
Interest income                                        $2,398      $2,295       $2,264       $2,123
Interest expense                                        1,204       1,042          986          930
                                                     ----------------------------------------------
Net interest income                                     1,194       1,253        1,278        1,193
Provision for loan loss                                     0           0            0            5
                                                     ----------------------------------------------
Net interest income after provision for loan loss       1,194       1,253        1,278        1,188
Other income                                               30          47           30           39
Other expense                                             700         880          876          672
                                                     ----------------------------------------------
Income before income taxes                                524         420          432          555
Income tax expense                                        105          98          183          163
                                                     ----------------------------------------------
Net income                                             $  419      $  322       $  249       $  392
                                                     ----------------------------------------------
Net income per common shares stock (1)                  $0.26       $0.20        $0.09          n/a

---------------------------
(1)  Earnings per share is applicable for periods subsequent to the conversion.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

                            COMMON STOCK INFORMATION

The common stock of L&B Financial, Inc. is traded on the NASDAQ SmallCap Market System under the symbol "LBFI". The stock began trading on December 21, 1994. As of August 30, 1996, there were approximately 292 shareholders of record. This does not reflect the number of persons, or entities, who held their shares in nominee, or "street" name.

The following table sets forth the high and low bids for the Corporation's common stock, by fiscal quarter, as reported by the NASDAQ Stock Market.

 Fiscal Year       Period       High      Low     Close   Dividends paid per share
----------------------------------------------------------------------------------
    1996       Fourth Quarter   17 1/16  14 1/4   17                $0.10
                Third Quarter   14 3/4   14       14 3/4            $0.10
               Second Quarter   14 3/4   13 3/4   14 1/4            $0.10
                First Quarter   14 3/4   11 1/2   13 7/8            $0.10
               ----------------------------------------------------------

    1995       Fourth Quarter   12 1/4   10 1/16  11 1/2            $0.35
                Third Quarter   11        9 1/4   10 3/8            $0.10
               Second Quarter    9 7/8    9 1/4    9 1/2            $0.10

During the year ended June 30, 1996, the Corporation declared aggregate cash dividends of $.40 per share of common stock. See Note 14 to the Consolidated Financial Statements for information regarding the restrictions on the Corporation's ability to pay cash dividends and the Bank's ability to pay dividends to the Corporation.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

General
-------

L&B was incorporated in the State of Texas in November 1995, for the purpose of becoming a savings and loan holding company for the Bank. Prior to the completion of the reorganization, L&B had no material assets or liabilities and engaged in no business activity. Subsequent to the acquisition of the Bank, L&B has engaged in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. The Bank, which is L&B's principal subsidiary, conducts business from its branch bank system located in northeast Texas in the counties of Hopkins, Franklin, Titus, Camp, Morris and Bowie. The Bank is subject to competition from other financial institutions and other financial services companies. The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The profitability of Corporation depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earnings assets, principally loans, investment and mortgage-backed securities, and interest expense on interest-bearing liabilities, principally deposits and borrowings. Net interest income is affected by the average yield earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the ratio of interest-earning assets to interest-bearing liabilities. The Corporation's net income is also dependent on the level of its noninterest income and noninterest expense, such as compensation and employee benefits, occupancy and equipment, deposit insurance premiums and other general and administrative expenses and, to a lesser extent, on the level of provisions for losses on loans and real estate, as well as provisions for federal income tax.

Asset and Liability Management
------------------------------

The Corporation is committed to following a program of asset and liability management in an effort to manage the fluctuations in earnings caused by movements in interest rates. The ability to maximize net interest income is largely dependent upon the achievement of a positive net interest rate spread that can be sustained during fluctuations in prevailing market interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice, or mature, within a given time period. This difference, or the interest rate repricing "gap", provides an indication of the extent to which the Corporation's interest rate spread will be affected by changes in interest rates. In addition to the effects of changes in the relative level of interest rates, changes in the relationship between long-term interest rates and short-term interest rates also affect the net interest rate spread of the Corporation. Generally, a positively sloped yield curve (long-term rates are higher than short-term rate) increases the Corporation's net interest rate spread while a negatively sloped yield curve (short-term interest rates are higher than long-term interest rates) generally leads to a decrease in the net interest rate spread.

One means of evaluating the sensitivity of an institution's net interest income to changes in interest rates is to examine the extent to which its assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities and negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of falling interest rates, the net interest income of an institution with a positive gap may be adversely affected due to its interest-earning assets repricing to a greater extent than its interest-bearing liabilities, while an institution with a negative gap would likely experience the opposite result. Conversely, during a period of rising interest rates, the net interest income of an institution with a positive gap may increase since it is able to increase the yield on its interest-earning assets more rapidly than the costs of its interest-bearing liabilities, while an institution with a negative gap would likely have an opposite result.

The following table sets forth (in thousands) the Corporation's interest-earning assets and interest-bearing liabilities

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

at June 30, 1996, which are anticipated, based upon certain assumptions, to reprice or mature in each of the future time periods shown. The amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the term to repricing or the contractual maturity of the asset or liability. The actual maturities of loans, investment securities and mortgage-backed securities can be significantly shorter than contractual maturities due to the ability of the borrowers and issuers to call, repay, or prepay, principal with, or without, call or prepayment penalties.

                                                                     Time to Repricing or Maturity from June 30, 1996
                                                              -----------------------------------------------------------------
                                                                Three      Four months      Over one
                                                              months or    through one    year through     More than
                                                                less          year         five years     five years     Total
                                                              -----------------------------------------------------------------
Interest-earning assets:
   Loans receivable, net                                        $15,971       $ 24,693        $  9,942       $18,730   $ 69,336
   Loans held-for-sale                                              490             --              --            --        490
   Mortgage-backed securities                                        85            663           1,973        46,208     48,929
   Debt and equity securities                                     3,090            830           8,539         2,943     15,402
   Short-term interest-bearing deposits                           7,530             --              --            --      7,530
                                                              -----------------------------------------------------------------
     Total interest-earning assets                               27,166         26,186          20,454        67,881    141,687

Interest-bearing liabilities:
   Passbook accounts                                                120            360           1,484         2,831      4,795
   NOW accounts                                                   2,038            266           1,099         2,097      5,500
   Money market accounts                                          7,750             --              --            --      7,750
   Certificate of deposits                                       23,398         45,434          17,688            --     86,520
   Borrowed funds                                                    --         13,500              --            --     13,500
                                                              -----------------------------------------------------------------
      Total interest-bearing liabilities                         33,306         59,560          20,271         4,928    118,065
                                                              -----------------------------------------------------------------

Interest sensitivity gap                                        $(6,140)      $(33,374)       $    183       $62,953   $ 23,622

Cumulative interest sensitivity gap                             $(6,140)      $(39,514)       $(39,331)      $23,622         --

Cumulative total interest-earning assets as a percentage
 of cumulative interest-bearing liabilities                       81.56%         57.45%          65.23%       120.00%        --

Cumulative interest sensitivity gap as a percentage of
 total assets                                                    (4.26)%       (27.41)%        (27.28)%        16.39%        --

As indicated in the preceding table, the Corporation has a negative $39,514 cumulative gap for assets and liabilities maturing or repricing in one year or less which is equal to 4.26% of total assets . Thus, decreases in interest rates during this time would generally increase the Corporation's net interest income. However, certain limitations are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in the market interest rates, while the interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate mortgage ("ARM") loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and decay rates would likely deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to afford the payments on their ARM loans may decrease in the event of an interest rate rise.

While the preceding table provides an indication of the sensitivity of the Corporation's net interest income to future changes in interest rates, it does not include any indication of the sensitivity of servicing fee income earned by the Corporation for servicing loans for others to changes in interest rates. These fees are included in noninterest income in the Corporation's consolidated statements of income. In periods of rising interest rates, when prepayments on loans generally decline, the servicing fee income on a given group of loans generally remains higher than if the rates had not increased. The converse is generally true during periods of falling interest rates. The rate at which mortgage servicing rights are amortized generally decreases during period of rising interest rates and increases during periods

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

of falling interest rates. Thus, net servicing fee income earned on loans serviced for others will generally remain higher when rates rise and will generally be reduced when rates fall.

Yields Earned and Rates Paid
----------------------------

The following table sets forth at, or for, the periods and dates indicated, the weighted average yields earned on the Corporation's interest-earning assets, the weighted average rate paid on interest-bearing liabilities, the interest rate spread and net yield on interest-earning assets.

                                                                                        Year Ended June 30,
                                                                                        -------------------
                                                                               1996                              1995
                                                                               ----                              ----
                                                                  Average   Interest &   Yield/    Average    Interest &  Yield/
                                                                  Balance   Dividends     Cost     Balance    Dividends    Cost
                                                                 ---------------------------------------------------------------
Interest-earning assets:
  Mortgage loans                                                 $ 59,120      $ 5,381    9.10%  $ 52,997       $4,809    9.07%
  Other loans                                                       4,086          365    8.93%     3,287          296    9.00%
                                                                 ---------------------------------------------------------------
  Total loans                                                      63,206        5,746    9.09%    56,284        5,105    9.07%

  Mortgage-backed securities                                       51,233        3,507    6.85%    39,155        2,596    6.63%
  Investment securities                                            17,752          934    5.26%    21,090        1,167    5.53%
  Overnight securities                                              5,250          344    6.55%     5,350          212    3.96%
                                                                 ---------------------------------------------------------------
 Total investment securities                                       74,235        4,785    6.45%    65,595        3,975    6.06%
                                                                 ---------------------------------------------------------------
Total interest-earning assets                                     137,441       10,531    7.66%   121,879        9,080    7.45%
                                                                 ---------------------------------------------------------------

Noninterest-earning assets:
  Office property and equipment, net                                1,873                           1,235
  Real estate acquired through foreclosure                            316                             330
  Other noninterest-earning assets                                  1,984                           3,157
                                                                 ---------------------------------------------------------------
Total assets                                                      141,614       10,531    7.44%   126,601        9,080    7.17%
                                                                 ===============================================================
Interest-bearing liabilities:
  Saving accounts                                                   4,835          146    3.02%     7,192          217    3.01%
  NOW accounts                                                     11,091          319    2.87%    12,752          357    2.78%
  Certificate accounts                                             85,304        4,520    5.30%    80,784        3,467    4.29%
  Borrowings                                                       11,101          658    5.93%     2,092          121    5.78%
                                                                 ---------------------------------------------------------------
Total interest-bearing liabilities                                112,331        5,643    5.02%   102,820        4,162    4.04%
                                                                 ---------------------------------------------------------------
  Noninterest-bearing deposits                                      1,351                             789
  Other liabilities                                                 2,497                           1,023
                                                                 ---------------------------------------------------------------
Total liabilities                                                 116,179                         104,632
                                                                 ---------------------------------------------------------------
Stockholders' equity                                               25,435                          21,969
                                                                 ---------------------------------------------------------------
Total liabilities and stockholders' equity                        141,614        5,643    3.98%   126,601        4,162    3.29%
                                                                 ===============================================================
Net interest income                                                              4,888                           4,918
Interest rate spread                                                                      2.64%                           3.41%
Net yield on average interest-earning assets                                              3.56%                           4.03%
Ratio of average interest-earning assets to average interest-
 bearing liabilities                                               122.35%                         118.54%



--------------------------------------------------------------------------------
                              L&B Financial, Inc.

Rate/Volume Analysis
--------------------

The following table sets forth certain information (in thousands) regarding changes in the interest income and interest expense of the Corporation for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by the old volume); and (3) the total. Changes in rate/volume (changes in rate multiplied by the changes in volume) have been allocated to rate and volumes consistently on a proportionate basis.

                                                             Year Ended June 30,
                                                             -------------------
                                                 1996  vs. 1995              1995  vs. 1994
                                               Increase (decrease)         Increase (decrease)
                                               -------------------         -------------------
                                             Volume    Rate    Total     Volume     Rate   Total
                                           -------------------------------------------------------
Change in interest income:
 Loans                                       $  632    $   9   $  641    $  593    $(568)  $   25
 Mortgage-backed securities                     801      110      911       844      473    1,317
 Debt and equity securities                       2     (103)    (101)     (260)    (240)    (500)
                                           -------------------------------------------------------
Total interest income                         1,435       16    1,451     1,177     (335)     842
                                           -------------------------------------------------------
Change in interest expense:
 Deposits                                       142      802      944      (184)     406      222
 Borrowings                                     424      113      537       121        0      121
                                           -------------------------------------------------------
Total interest expense                          566      915    1,481       (63)     406      343
                                           -------------------------------------------------------
Change in net interest income                $  869    $(899)  $  (30)   $1,240    $(741)  $  499
                                           -------------------------------------------------------

Results of Operations
---------------------

Comparison of Years Ended June 30, 1996 and June 30, 1995

For the year ended June 30, 1996, net income increased $68,000, or 4.9%, to $1,450,000 as compared with $1,382,000 for fiscal 1995. This increase in earnings was primarily the result of an increase in other income of $183,000 and a negative provision for loan loss of $100,000 for the year ended June 30, 1996, which was partially offset by an increase in other expenses of $225,000 for the same time period. The Corporation's provision for loan loss for the year ended June 30, 1995 was $5,000.

Net interest income before provisions for loan loss remained basically unchanged, decreasing $30,000 to $4,888,000 for the fiscal year ended June 30, 1996 compared to fiscal 1995. This decrease was the net result of total interest income increasing $1,451,000 for fiscal year 1996 compared to fiscal 1995 while total interest expense increased $1,481,000 for the same comparative period. The increases in both total interest income and total interest expense were the result of increasing portfolio yields due to the general increase in market interest rates and increased average volumes of interest-earning assets and interest-bearing liabilities.

Total interest income increased $1,451,000, or 16.0%, to $10,531,000 for the year ended June 30, 1996, from $9,080,000 for the year ended June 30, 1995. Increases in interest income on mortgage-backed securities, loans and deposits and overnight funds of $911,000, $641,000 and $132,000, respectively, for fiscal 1996 as compared to fiscal 1995 were offset by a decrease in the interest and dividends earned on investment securities of $233,000 for the same time period. The increases in interest income for loans and mortgage-backed securities were due to increased portfolio yields and increased average balances of these assets. The increase in interest income on deposits

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

and overnight funds increased primarily due to the generally higher level of rates paid on deposits and overnight funds experienced in fiscal 1996 as compared to fiscal 1995. Interest and dividends on investment securities decreased due to a slight decrease in the portfolio yield and reduced holdings by the Corporation of these types of assets.

Interest expense increased $1,481,000, or 35.6%, to $5,643,000 for the year ended June 30, 1996 as compared with $4,162,000 for the year ended June 30, 1995. Interest on deposit accounts increased $944,000 to $4,985,000 for fiscal 1996 as compared with fiscal 1995. This increase is due primarily to the increase experienced in short-term interest rates over the twelve to eighteen months combined with increased deposit balances for fiscal 1996 as compared with fiscal 1995. Interest expense on advances from the FHLB increased $537,000 to $658,000 for the year ended June 30, 1996 as compared with $121,000 for the year ended June 30, 1995. This increase was due primarily to the increased level of borrowing experienced during fiscal 1996 as compared with fiscal 1995.

The provision for loan loss decreased $105,000 for the fiscal year ended June 30, 1996 as compared with fiscal 1995. The Corporation had a negative loss provision of $100,000 for the year ended June 30, 1996. This negative provision was the result of analysis assessing the Corporation's historical charge-offs, its current loan portfolio composition and risk profile, and comparing that information with industry and peer averages. The allowance for loan loss as a percentage of total loans at June 30, 1996 was 1.13% as compared with 1.42% for fiscal year end 1995. The allowance for loan loss as a percentage of total non-performing loans was 551.8% as of June 30, 1996 as compared with 444.6% at June 30, 1995.

Total other income increased $183,000, or 125.3%, for the year ended June 30, 1996 as compared with the year ended June 30, 1995. The increase was primarily the result of net gains of $94,000 and $26,000 on the sale of loans held- for-sale and investments and mortgage-backed securities available-for-sale during fiscal 1996. The gain on the sale of loans held-for-sale was increased by the Corporation's adoption of SFAS 122, effective July 1, 1995 (see Accounting Standards Issued for a complete discussion of this event). Fee income increased $73,000, or 89.0%, to $155,000 for fiscal 1996 as compared with fiscal 1995. This increase was due primarily to an increase in service charges and a nonrecurring gain of $27,000 on the dissolution of a joint venture project during fiscal 1996.

Total other expense increased $225,000, or 7.2%, to $3,353,000 for the year ended June 30, 1996 from $3,128,000 for the year ended June 30, 1995. This increase was primarily the result of an increase in professional services of $186,000 to $521,000 for fiscal 1996 as compared with $335,000 for fiscal 1995. The increase in professional services was primarily due to expenses relating to the potential acquisition of the Corporation. See Note 18 of the Notes to Consolidated Financial Statements for further discussion. Other expense also increased $157,000, or 29.9%, for the year ended June 30, 1996 as compared with the year ended June 30, 1995. This increase is primarily due to a donation, increased state franchise tax expense based on the increased capital levels of the Corporation and miscellaneous nonrecurring expenses related to the conversion to a state savings bank charter and the formation of the holding company. Compensation and employee benefits decreased $82,000, or 5.0%, to $1,544,000 for fiscal 1996 as compared with fiscal 1995. This decrease was primarily due to a reduction in employee benefits in fiscal 1996 and a one-time payment to retiring directors in fiscal 1995. Occupancy and equipment expense, deposit insurance premiums and REO operations remained essentially the same, decreasing $12,000, $14,000 and $10,000, respectively, for the year ended June 30, 1996 as compared with the year ended June 30, 1995.

Comparison of Years Ended June 30, 1995 and June 30, 1994

For the year ended June 30, 1995, net income increased $354,000, or 34.4%, to $1,382,000 as compared to $1,028,000 for the year ended June 30, 1994. This increase in net earnings is the result of a $698,000, or 16.6%, increase in net interest income to $4,913,000 after provision for loan loss for fiscal 1995 as compared with $4,215,000 for fiscal 1994. This increase was partially offset by an increase of $360,000, or 13.0%, in other expenses to $3,128,000 for the year ended June 30, 1995 as compared with $2,768,000 for the year ended June 30, 1994.

Total interest income increased $842,000, or 10.2%, to $9,080,000 for fiscal 1995 from $8,238,000 for fiscal 1994. Interest income on mortgage-backed securities increased $1,317,000 to $2,596,000 for year ended June 30, 1995 as compared to the year ended June 30, 1994 due primarily to the investment in such assets of a significant portion of

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

the net proceeds from the Bank's stock conversion. This increase was partially offset by decreases in interest income on deposits and overnight funds and interest and dividends on investment securities of $124,000 and $376,000, respectively, for the year ended June 30, 1995 as compared to the year ended 30, 1994. These decreases were attributable to a decrease in the average balances of such assets. Interest income on loans remained basically unchanged, increasing $25,000 to $5,105,000 for year ended June 30, 1995 compared with $5,080,000 for the year ended June 30, 1994.

Interest expense increased $343,000, or 9.0%, to $4,162,000 for fiscal 1995 from $3,819,000 for fiscal 1994 due to an increase in interest expense on both deposits and borrowings. The increase in interest expense on deposits was due to an increase in the average rate paid, reflecting the general increase in short-term interest rates during fiscal 1995. Interest expense on borrowings of $121,000 were the result of borrowings from the FHLB during the year ended June 30, 1995. During the year ended June 30, 1994, there were no such borrowings.

The provision for loan loss decreased $199,000 to $5,000 for the year ended June 30, 1995 as compared with $204,000 for the year ended June 30, 1994. The decrease in the provision in fiscal 1995 was primarily due to the significant provision in fiscal 1994. Management believes that the Bank's loan loss allowance is adequate to absorb estimated future losses. The Bank's allowance for loan losses at June 30, 1995 equaled 1.36% of the Bank's total loan portfolio compared to 1.55% at June 30, 1994. The allowance for loan loss as a percentage of total non-performing loans was 444.6% as of June 30, 1995 compared with 400.0% as of June 30, 1994.

The allowance for loan loss is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Other income remained basically unchanged, increasing $13,000 to $146,000 for the year ended June 30, 1995. This increase was primarily due to increased loan servicing fee income of $10,000 for the year ended June 30, 1995 as compared with the year ended June 30, 1994.

Other expense increased $360,000, or 13.0%, to $3,128,000 for the year ended June 30, 1995 from $2,768,000 for the year ended June 30, 1994. This increase was primarily the result of increases in compensation and other employee benefits and professional services of $210,000 and $107,000, respectively, for the year ended June 30, 1995 and 1994. The increase in compensation and employee benefits was the result of increased directors fees and annual salary reviews. Professional fees increased due to increased legal and audit fees associated with the reporting requirements of a public company. Increased occupancy and equipment expense of $57,000 for the year ended June 30, 1995 as compared with June 30, 1994 was substantially offset by a decrease in income (loss) on foreclosed real estate, net, of $50,000 for the same time period. Occupancy and equipment expenses increased due the costs associated with moving into a new branch office building in Daingerfield, Texas. During fiscal year 1994, nonrecurring expenditures relating to the disposition of REO properties caused the Bank to experience expenses of $35,000 in income (loss) on foreclosed real estate, net, as compared with income of $15,000 during fiscal year 1995.

Financial Condition, Liquidity and Capital Resources
----------------------------------------------------

At June 30, 1996, the Corporation's assets totaled $144,130,000, an increase of $10,347,000, or 7.7%, as compared with assets of $133,783,000 at June 30, 1995.
Loans receivable, net, increased $6,970,000 to $66,352,000 at June 30, 1996 as compared with $59,382,000 for the year end June 30, 1995, net of $8,652,000 loans held-for-sale sold during fiscal 1996. The Corporation continued to increase its holdings of investment and mortgage-backed securities, increasing the portfolio $414,000 to $64,164,000 at June 30, 1996 from $63,750,000 at June
30, 1995. This growth was financed primarily with advances from the Federal Home Loan Bank of Dallas, which increased $8,596,000 to $13,500,000 at June 30, 1996 and an increase in deposits of 3.6%, or $3,632,000, to $104,565,000 at June 30, 1996. During the year ended June 30, 1996, $1,199,000 of these funds was used to repurchase 5%, or 83,375 shares, of the Corporation's outstanding common stock and $571,000 was used to purchase 40,000 shares of common stock for the stock compensation plan. This activity was the primary reason for the $871,000 decrease in total stockholders' equity for the year ended June 30, 1996.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

The Corporation's liquidity, as measured for regulatory purposes, was approximately 66.6% at June 30, 1996. Assets that qualify as eligible liquidity are defined by applicable state regulation and include cash and cash equivalents, other readily marketable investments, including unencumbered federal government sponsored enterprise securities. The required level of liquid assets, as defined by regulation, is currently 10% of the Corporation's average daily deposits for the most recently completed calender quarter. The liquidity requirement can be changed from time to time by the Texas Savings and Loan Commissioner and the State Finance Commission of Texas to reflect economic conditions. The Corporation has historically relied upon deposit growth and loan repayments as its primary source of funds. The Bank now incorporates borrowing from the Federal Home Loan Bank of Dallas ("FHLB") into its funds matrix as a secondary source of liquidity. If these sources do not generate sufficient liquid funds, the Corporation may pledge as collateral its investment and mortgage-backed securities to secure additional borrowings. Commitments to fund loans in the ordinary course of business at June 30, 1996 were approximately $4,406,000. See Note 12 to the consolidated financial statements for further information about commitments and contingencies.

As of June 30, 1996, the Corporation substantially exceeded the FDIC's capital requirements. See Note 14 to the consolidated financial statements for a discussion of these capital requirements.

Recapitalization of SAIF and the Effect of the Reduction in Bank Insurance Fund
-------------------------------------------------------------------------------
Premiums
--------

Deposits of the Corporation are currently insured by the Savings Association Insurance Fund (the "SAIF"). Both the SAIF and the Bank Insurance Fund ("BIF"), the deposit insurance fund that covers most commercial bank deposits, are statutorily required to be recapitalized to a ratio of 1.25% of insured reserve deposits. Members of the SAIF and BIF currently are paying average deposit insurance premiums of between 23 and 25 basis points. While the BIF has reached the required reserve ratio, the SAIF is not expected to acquire adequate reserves until 2002 at the earliest. The Resolution Trust Corporation ("RTC") Completion Act authorized $8 billion in funding for the SAIF. However, such funds only become available to the SAIF if the FDIC determines that the funds are needed to cover losses of the SAIF and several other stringent criteria are met.

The FDIC has established a new assessment rate schedule ranging from 4 to 31 basis points for BIF members beginning on September 30, 1995. Under that schedule, approximately 91% of BIF members will pay the lowest assessment rate of 4 basis points. With respect to SAIF member institutions, the existing assessment rate ranging from 23 to 31 basis points applicable to SAIF member institutions has been retained.

Several alternatives to mitigate the effect of the BIF/SAIF premium disparity have been suggested by the present Administration, by members of Congress and by industry groups. In July 1995, the Chairman of the FDIC announced in testimony before Congress a proposal to recapitalize the SAIF by a one-time charge of SAIF-insured institutions of approximately $6.6 billion, or approximately $.85 to $.90 for every $100 of assessable deposits, and an eventual merger of the SAIF with the BIF. In July 1996, the FDIC announced a revised estimate of $.68 per every $100 of assessable deposits that would be required to recapitalize the SAIF insurance fund. The Corporation currently is unable to predict the likelihood of legislation affecting these changes, although a consensus among regulators, legislators and bankers appears to be developing in this regard. If the revised assessment of $.68 per $100 of assessable deposits was affected based on deposits as of March 31, 1995, as proposed, the Corporation's pro rata share would amount to approximately $440,000 after taxes.

Impact of Inflation and Changing Prices
---------------------------------------

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principals, which require the measurement of financial position and operating results in terms of historical dollars without considering the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services. However, noninterest expenses do reflect general levels of inflation.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

Impact of New Accounting Standards Issued
-----------------------------------------

In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure About Fair Value of Financial Instruments" ("SFAS 107"), which extended the then existing fair value disclosure practices by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized, for which it is practicable to estimate fair value in the disclosure of descriptive information pertinent to estimating the value of a financial instrument. Disclosures about fair value are not required for certain financial instruments. This standard was effective for financial statements issued for fiscal years ending after December 15, 1992, except for entities with less than $150 million in total assets. For those entities, the effective date of implementation is for fiscal years ending after December 15, 1995. The Corporation implemented this standard with the issuance of the 1996 Annual Report.

During October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting By Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS 118") which amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. Prior to the issuance of SFAS 118, SFAS 114 provided for two alternative income recognition methods to be used to account for changes in the net carrying amount of an impaired loan subsequent to the initial measurement of impairment. Under the first income recognition method, a creditor would accrue interest on the net carrying amount of the loan as an adjustment to the provision for loss. Under the second income recognition method, a creditor would recognize all changes in the net carrying amount of the loan as an adjustment to the provision of loss on loans. While those income recognition methods are no longer required, SFAS 118 does not preclude a creditor form using either of these methods. The adoption of SFAS 114 and SFAS 118 resulted in no adjustment to the allowance for loan loss.

In March 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 is effective for fiscal years beginning after December 15, 1995. Earlier application is permitted. SFAS 121 will require, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management will adopt the provisions of SFAS 121 on July 1, 1996, but believes that the adoption of SFAS 121 will not have a material impact on the Corporation's financial statements.

In May 1995, FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). SFAS 122 eliminates distinctions between servicing rights that were purchased and those that were retained upon the sale of loans. The statement requires mortgage servicers to recognize as separate assets rights to service loans, no matter how the rights were acquired. Institutions who sell loans and retain the servicing rights will be required to allocate the total cost of the loans to servicing rights and loans based on their relative fair values if that value can be estimated. SFAS 122 is effective for fiscal years beginning after December 15, 1995. Furthermore, SFAS 122 requires that all capitalized mortgage servicing rights be periodically evaluated for impairment based upon the current fair value of these rights. The Corporation elected to adopt SFAS 122 effective July 1, 1995. The adoption of SFAS 122 resulted in an increase of approximately $42,000 in gains on the sale of loans held-for-sale and a reduction of approximately $4,000 in loan servicing fees due to the amortization of originated mortgage servicing rights. At June 30, 1996, the Corporation had $41,000 in mortgage servicing rights.

In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation," which requires adoption not later than fiscal years beginning after December 15, 1995. The new standard defines a fair value method of accounting for stock-based employee compensation plans. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based compensation transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements proforma net income and earnings per share as if the company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

fiscal year of adoption. The Corporation has elected to continue to account for employee stock-based compensation transactions under APB Opinion No. 25 and will disclose the proforma data required by SFAS 123. SFAS 123 is not expected to have an effect on the Corporation's financial condition or results of operations.

In November 1995, the FASB issued "A Guide to the Implementation of Statement 115 on Accounting for Certain Debt and Equity Securities" (the "Guide"). The Guide was in response to the high number if inquiries received relating to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115") and its implementation. In connection with the issuance of the Guide, the FASB created a one time window through which a company could reevaluate its SFAS 115 classifications and reclassify securities as deemed necessary for purposes of SFAS 115. Securities reclassified during this window of opportunity would not "taint" the remaining SFAS 115 classifications. This window closed December 31, 1995. As permitted by the Guide, the Corporation reclassified approximately $28,421,000 of investment and mortgage-backed securities from held-to-maturity to available-for-sale.

In December 1994, the AICPA issued SOP 94-6, "Disclosures of Certain Significant Risks and Uncertainties." SOP 94-6 is effective for fiscal years ending after December 15, 1995. Earlier application is permitted. SOP 94-6 requires, among other things, that entities include in their financial statements disclosures about the nature of their operations and the use of estimates in the preparation of financial statements. In addition, SOP 94-6 requires disclosures about current vulnerability due to certain concentrations. Management believes that the adoption of SOP 96-4 did not have a material impact on the Corporation's financial statements.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

          [LETTERHEAD OF OAKERSON, ARNOLD, WALKER & CO. APPEARS HERE]


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



The Board of Directors
L&B Financial, Inc.


We have audited the accompanying consolidated balance sheets of L&B Financial, Inc. and subsidiary (the "Corporation") as of June 30, 1996, and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years ended June 30, 1996, 1995, and 1994. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of June 30, 1996, and 1995, and the results of its operations and its cash flows for each of the three years ended June 30, 1996, 1995, and 1994, in conformity with generally accepted accounting principles.


 /s/ OAKERSON, ARNOLD, WALKER & CO.
------------------------------------
Oakerson, Arnold, Walker & Co.
Mt. Pleasant, Texas

August 14, 1996

                              L&B FINANCIAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

-------------------------------------------------------------------------------------------------------------
                                                                                         June 30,    June 30,
                                                                                           1996        1995
                                                                                         --------------------
ASSETS
------
 Cash and amounts due from depository institutions                                       $  1,386    $  1,866
 Short-term interest-bearing deposits                                                       7,530       4,552
                                                                                         --------------------
Total cash and cash equivalents                                                             8,916       6,418
                                                                                         --------------------
Investment and mortgage-backed securities:
 Held-to-maturity, at amortized cost (fair value 1996 - $42,232, 1995 - $63,649)           42,178      63,557
 Available-for-sale, at fair value (amortized cost 1996 - $22,153, 1995 - $202)            21,986         193
                                                                                         --------------------
Total investment and mortgage-backed securities                                            64,164      63,750
                                                                                         --------------------
Loans receivable, net:
 Held-for-sale, at fair value (amortized cost 1996 - $495, 1995 -$796)                        490         792
 Held-for-investment                                                                       65,862      58,590
                                                                                         --------------------
Total loans receivable, net                                                                66,352      59,382
                                                                                         --------------------
Office properties and equipment, net                                                        2,268       1,325
Real Estate:
 Acquired for development                                                                       0         758
 Acquired through foreclosure, less allowance  (1996 - $0, 1995 - $0)                         353         294
                                                                                         --------------------
Total real estate owned, net                                                                  353       1,052
                                                                                         --------------------
Federal Home Loan Bank stock, at cost                                                         751         705
Accrued interest receivable, less allowance                                                   972         919
Other assets                                                                                  354         232
                                                                                         --------------------
TOTAL ASSETS                                                                             $144,130    $133,783
                                                                                         ====================

LIABILITIES
-----------
 Deposit accounts                                                                        $104,565    $100,933
 Advances from the Federal Home Loan Bank                                                  13,500       4,904
 Advances from borrowers for taxes and insurance                                              826         824
 ESOP debt                                                                                      0         896
 Accrued interest and other liabilities                                                       456         572
                                                                                         --------------------
TOTAL LIABILITIES                                                                         119,347     108,129
                                                                                         --------------------

STOCKHOLDERS' EQUITY
--------------------
 Preferred stock - no par value, 5,000,000 authorized, 0 issued and outstanding                 0           0
 Common stock - $0.01 par value - 25,000,000 shares authorized, 1,667,500 and
 1,667,500 issued and outstanding, respectively                                                17          17
 Additional paid-in capital                                                                15,165      15,998
 Treasury Stock - 83,375 shares at par                                                         (1)          0
 Unearned ESOP shares                                                                        (825)       (896)
 Unearned stock compensation                                                                 (308)          0
 Net unrealized loss on investment and mortgage-backed securities available for sale         (118)         (9)
 Retained earnings, substantially restricted                                               10,853      10,544
                                                                                         --------------------
TOTAL STOCKHOLDERS' EQUITY                                                                 24,783      25,654
                                                                                         --------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $144,130    $133,783
                                                                                         ====================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

                              L&B FINANCIAL, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)

-----------------------------------------------------------------------------------------------------
                                                                           Year Ended June 30,
                                                                           -------------------
                                                                       1996         1995        1994
                                                                    ---------------------------------
Interest Income:
 Loans                                                              $    5,746   $    5,105    $5,080
 Interest and dividends on investment securities                           934        1,167     1,543
 Mortgage-backed securities                                              3,507        2,596     1,279
 Deposits and overnight funds                                              344          212       336
                                                                    ---------------------------------
Total interest income                                                   10,531        9,080     8,238
                                                                    ---------------------------------
Interest Expense:
 Deposit accounts                                                        4,985        4,041     3,819
 Advances from the FHLB                                                    658          121         0
                                                                    ---------------------------------
Total interest expense                                                   5,643        4,162     3,819
                                                                    ---------------------------------
Net interest income                                                      4,888        4,918     4,419
 Provision for loan loss                                                   100           (5)     (204)
                                                                    ---------------------------------
Net interest after provision for loan loss                               4,988        4,913     4,215
                                                                    ---------------------------------

Other Income:
 Fees for financial services                                               155           82        79
 Loan servicing fees                                                        54           64        54
 Net realized gains on the sale of available-for-sale securities            26            0         0
 Net gains on the sale of loans                                             94            0         0
                                                                    ---------------------------------
Total other income                                                         329          146       133
                                                                    ---------------------------------
Other Expense:
 Compensation and employee benefits                                      1,544        1,626     1,416
 Occupancy and equipment                                                   400          412       355
 Deposit insurance premiums                                                231          245       246
 Professional services                                                     521          335       228
 (Income) loss on foreclosed real estate, net                              (25)         (15)       35
 Other                                                                     682          525       488
                                                                    ---------------------------------
Total other expense                                                      3,353        3,128     2,768
                                                                    ---------------------------------

Income before income taxes                                               1,964        1,931     1,580
 Income tax expense                                                        514          549       552
                                                                    ---------------------------------
Net income                                                          $    1,450   $    1,382    $1,028
                                                                    =================================
Earnings per common  share of  stock                                     $0.93        $0.63       n/a

Weighted average number of common shares outstanding:                1,556,720    1,572,790       n/a

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

                              L&B FINANCIAL, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                            (Dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Net unrealized
                                                                                       gain/(loss) on    Retained
                                      Additional               Unearned                  securities      Earnings-       Total
                            Common      Paid-in    Treasury      ESOP        Unearned    available     Substantially  Stockholders'
                             Stock      Capital     Stock       Shares     Compensation   for sale      Restricted       Equity
                           -------------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 1993          $ 0     $     0         $ 0        $     0       $   0             $   0     $ 8,996     $ 8,996
                           -------------------------------------------------------------------------------------------------------
Net change in unrealized
gain (loss) on investment
securities                          -           -           -              -           -               (13)          -         (13)

Net income                          -           -           -              -           -                 -       1,028       1,028
                           -------------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 1994            0           0           0              0           0               (13)     10,024      10,011
                           -------------------------------------------------------------------------------------------------------
Proceeds from sale of
common stock, net of
issuance cost of $660              17      15,998           -         (1,000)          -                 -           -      15,015

Net change in unrealized
gain (loss) on securities
available-for-sale                  -           -           -              -           -                 4           -           4

Fair value of shares
committed to be released
from ESOP                           -           -           -            104           -                 -           -         104

Cash dividend ($0.55 per
share)                              -           -           -              -           -                 -        (862)       (862)

Net income                          -           -           -              -           -                 -       1,382       1,382
                           -------------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 1995           17      15,998           0           (896)          0                (9)     10,544      25,654
                           -------------------------------------------------------------------------------------------------------
Net change in unrealized
gain (loss) on securities
available-for-sale                  -           -           -              -           -              (109)          -        (109)

Purchase of treasury stock          -        (833)         (1)             -           -                 -        (365)     (1,199)

Fair value of shares
committed to be released
from ESOP                           -           -           -             71           -                 -           -          71

Shares purchased for stock
compensation plan                   -           -           -              -        (420)                -        (151)       (571)

Compensation expense under
stock compensation plan             -           -           -              -         112                 -           -         112

Cash dividend ($0.40 per
share)                              -           -           -              -           -                 -        (625)       (625)

Net income                          -           -           -              -           -                 -       1,450       1,450
                           -------------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 1996          $17     $15,165         $(1)       $  (825)      $(308)            $(118)    $10,853     $24,783
                           =======================================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

                              L&B FINANCIAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in thousands)

-----------------------------------------------------------------------------------------------------------------
                                                                                          Year Ended June 30,
                                                                                          -------------------
                                                                                      1996       1995      1994
                                                                                    -----------------------------
OPERATING ACTIVITIES:
Net income                                                                           $ 1,450   $  1,382    $1,028
Adjustments to reconcile net income to net cash provided by operating activities:
 Provision for loan loss                                                                (100)         5       204
 Depreciation expense                                                                    142        103        81
 Unearned compensation expense                                                           183          -         -
 Net gain on the sale of investment securities available-for-sale                        (26)         -         -
 Net gain on the sale of loans held-for-sale                                             (94)         -         -
 Gain on the sale of REO                                                                  (6)        (8)       (8)
 FHLB stock dividends                                                                    (46)       (36)      (23)
 (Increase) decrease in accrued interest receivable                                      (53)      (158)       20
 (Increase) decrease in other assets                                                    (122)       104       (69)
 (Decrease) increase in interest payable                                                 (37)        63         -
 (Decrease) increase in other liabilities                                               (922)       243        94
                                                                                    -----------------------------
Net cash provided by operating activities                                                369      1,698     1,327
                                                                                    -----------------------------

FINANCING ACTIVITIES:
Net increase from issuance of common stock                                                 -     16,015         -
Dividends paid                                                                          (625)      (862)        -
Purchase of stock for stock compensation plan                                           (571)         -         -
Purchase of treasury stock (83,375 shares at $14.38 per share)                        (1,199)         -         -
Net increase (decrease) in deposits                                                    3,632     (5,229)      151
Proceeds from FHLB advances                                                           18,404     28,665         -
Repayment of FHLB advances                                                            (9,808)   (23,761)        -
                                                                                    -----------------------------
Net cash provided by financing activities                                              9,833     14,828       151
                                                                                    -----------------------------

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

                              L&B FINANCIAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in thousands)

-------------------------------------------------------------------------------------------------------
                                                                              Year Ended June 30,
                                                                              -------------------
                                                                           1996       1995       1994
                                                                        -------------------------------
INVESTING ACTIVITIES:
Loan originations                                                         (38,509)   (21,966)   (22,615)
Principal repayments on loans                                              22,929     11,669     14,950
Proceeds from the sale of loans                                             8,652      3,846      9,427
Purchase of investment and mortgage-backed securities
 Held-to-maturity                                                         (11,904)   (20,500)   (18,935)
 Available-for-sale                                                        (4,463)         -          -
Proceeds from the sale and maturity of investment and mortgage-backed
 Held-to-maturity                                                           1,387      5,362      5,426
 Available-for-sale                                                         8,332          -          -
Principal repayments on mortgage-backed securities                          6,100      4,876      1,701
Proceeds from sale of real estate acquired through foreclosure                100        159        237
Property improvements to real estate owned                                     (1)        (2)         -
Purchase of premises and equipment                                           (327)      (370)      (210)
                                                                        -------------------------------
Net cash used in investing activities                                      (7,704)   (16,926)   (10,019)
                                                                        -------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        2,498       (400)    (8,541)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                              6,418      6,818     15,359
                                                                        -------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $  8,916   $  6,418   $  6,818
                                                                        ===============================

SUPPLEMENTAL DISCLOSURES:
Cash paid for:
 Income taxes                                                            $    525   $    512   $    580
 Interest                                                                $  5,680   $  4,099   $  3,835

Non-cash transactions:
Loans foreclosed                                                         $    153   $     62   $    109

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

                              L&B FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                     YEARS ENDED JUNE 30, 1996, 1995, 1994


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - L&B Financial, Inc. ("L&B") was incorporated in the State of
------------
Texas in November 1995, for the purpose of becoming a savings and loan holding company for the Loan and Building State Savings Bank (the "Bank"). On October 17, 1995, the shareholders of the Bank approved a plan to reorganize the Bank into the holding company form of ownership. The reorganization was completed on November 13, 1995, on which date the Bank became a wholly-owned subsidiary of L&B and the shareholders of the Bank exchanged all of their outstanding shares (1,667,500) for 1,667,500 shares of L&B and became shareholders of L&B. Prior to the completion of the reorganization, L&B had no material assets or liabilities and engaged in no business activity. Subsequent to the acquisition of the Bank, L&B has engaged in no significant activity other than holding the stock of the Bank and engaging in certain passive investment activities. Accordingly, the 1996 consolidated financial statements are those of the reorganization. Consolidated financial statements and related data for years prior to 1996 are those of the Bank. L&B and the Bank are collectively referred to herein as the "Corporation".

Business - L&B Financial, Inc.'s principal subsidiary, Loan and Building State
--------
Savings Bank, is a state-chartered stock savings bank conducting business from its branch bank system located in northeast Texas in the counties of Hopkins, Franklin, Titus, Camp, Morris and Bowie. The Corporation is subject to competition from other financial institutions and other financial services companies. The business of the Corporation consists primarily of attracting deposits from the general public and originating loans on residential properties. The Corporation also makes commercial real estate, construction and consumer loans. The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation - The consolidated financial
-----------------------------------------
statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan loss, the valuation of other real estate owned, and the valuation of deferred tax assets and the effect of prepayments on mortgage servicing rights and the premiums and discounts associated with mortgage-related securities. Management believes that the allowance for loan loss, the valuations of other real estate owned and deferred tax assets are adequate, and that the effect of prepayments on mortgage servicing rights and premiums and discounts associated with investments and mortgage-related securities has been adequately evaluated. Various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan loss and valuation of other real estate owned.

Principals of Consolidation - The accompanying consolidated financial statements
---------------------------
include the accounts of L&B Financial, Inc., Loan and Building State Savings Bank and its wholly owned subsidiary, L. B. Resource, Inc. All significant intercompany transactions and balances are eliminated in consolidation.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and
-------------------------
amounts due from depository institutions, federal funds sold and short-term, interest-bearing deposits with original maturities of three months or less. The Corporation maintains cash deposits in other depository institutions which occasionally exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions.

The Corporation is required to maintain certain daily reserve balances in accordance with Federal Reserve Board requirements. At June 30, 1996, aggregate reserves, in the form of vault cash were maintained to satisfy this requirement.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

Investments and Mortgage-backed Securities - Effective January 1, 1994, the
------------------------------------------
Corporation adopted SFAS 115, and accounts for its investment in debt and equity securities as prescribed in the pronouncement. The following summarizes FASB 115 security classifications and corresponding accounting treatment:

          Held-to-Maturity securities are debt securities that the Corporation has the positive intent and ability to hold to maturity and are reported at amortized cost. Premiums and discounts are amortized or accreted as adjustments to income over the life of the security using the level yield method.

          Trading securities are debt and equity securities that are bought and held principally for the purpose of selling in the near term and are reported at fair value, with unrealized gains and losses included in earnings. At June 30, 1996 and 1995, no securities have been classified as trading securities.

          Available-for-sale securities are debt and equity securities not classified as either held-to-maturity or trading securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax. Premiums and discounts are amortized or accreted as adjustments to income over the life of the security using the level yield method.

Gains or losses on the sale of securities is based on the specific identification method. The fair value of securities is based on quoted market prices, or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Transfers of securities between classifications are accounted for at fair value.

Federal Home Loan Bank stock is owned due to regulatory and collateral requirements. Federal Home Loan Bank stock is not considered to be a marketable equity security under SFAS 115 and, therefore, is carried at cost.

Loans - Loans that the Corporation has the intent and ability to hold to
-----
maturity or repayment, are recorded at cost and represent the unpaid principal balances, adjusted for allowance for loan loss, net deferred origination fees or costs on originated loans and unamortized premiums or discounts on loans purchased. Loans consist principally of conventional one-to-four family residential loans, commercial real estate loans, multi-family real estate loans, one-to-four family construction loans and consumer loans, which primarily consist of automobile loans, loans on deposits and other personal loans.

Loans are placed on a non-accrual status when, in the opinion of management, the possibility of collection of additional interest is deemed insufficient to warrant further accrual. Generally, the Corporation places all loans more than ninety days past due on non-accrual status. When a loan is placed on non-accrual status, interest accruals are suspended until, in the opinion of management, the borrower has regained the ability to make periodic interest and principal payments in accordance with the terms of the loan agreement.

Discounts on acquired first mortgage loans are amortized to income using methods that approximate the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments of principal. Discounts and premiums on consumer loans are recognized over the lives of the loans using methods that approximate the interest method.

Loans Held for Sale - Mortgage loans originated and intended for sale in the
-------------------
secondary market are valued at the aggregate of lower of cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income. Most loans sold are sold with servicing rights retained, however, the Corporation does sell some loans with servicing released. The decision to retain or sell the servicing rights is a function of the loan product and the buyer. Gains and losses on the sale of such loans are recognized when substantially all risks and rewards of ownership are transferred. If the loan servicing rights are retained, the value of future servicing rights are considered in the determination of the amount of gain or loss.

Allowances for Estimated Losses - The Corporation maintains allowances for
-------------------------------
estimated loan loss, uncollected accrued interest receivable and losses on real estate acquired in the settlement of loans. Loss provisions are charged to income when, in the opinion of management, such losses for which no provision has been made are probable.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

The allowance for loan loss is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management believes that the allowance for loan loss is adequate. Management's periodic evaluation is based upon analysis of the portfolio, past loss experience, current economic conditions, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies as an integral part of their examination process, periodically review the allowance for loan loss. Such agencies may require the Corporation to recognize additions to the allowance for loan loss based on their judgments of information which is available to them at the time of their examination.

Effective July 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), and the Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118), which amends SFAS 114.

SFAS 114, as amended by SFAS 118, defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled debt restructuring (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest
- according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral dependent loan. Regardless of the historical measurement method used, SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest on an impaired loan. The Corporation has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans. The adoption of SFAS 118 and SFAS 114 resulted in no adjustment to the allowance for loan loss.

Office Properties and Equipment - Office properties and equipment are presented
-------------------------------
at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives for buildings and improvements are 20 - 50 years and generally 5 - 10 years for furniture, fixtures, and equipment.

The cost of maintenance and repairs is charged to expense as incurred, and improvements and other expenditures, which materially increase property lives are capitalized. The costs and accumulated depreciation applicable to premises and equipment retired, or otherwise disposed of, are eliminated from the related accounts, and any resulting gains or losses are credited or charged to income.

Real Estate Held-for-Development - Real estate held-for-development is carried
--------------------------------
at the lower of depreciated cost or estimated net realizable value. The Corporation's investment in real estate consisted of land and commercial rental property.

Real Estate Acquired Through Foreclosure - Real estate acquired through
----------------------------------------
foreclosure is stated at the lower of cost or estimated fair value less selling costs. Any accrued interest on the related loan at the date of acquisition is charged to operations. Costs related to the development and improvement of the property are capitalized to the extent that such costs do not exceed the estimated fair value less selling costs of the property. Costs related to holding the property are charged to expense.

Deferred Loan Origination Fees and Costs - Nonrefundable loan fees and certain
----------------------------------------
direct loan origination costs are deferred and recognized over the lives of the loans using the level yield method. Amortization of these deferrals is recognized as interest income.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

Mortgage Servicing Rights - Mortgage servicing rights represent the carrying
-------------------------
value of the rights to service mortgage loans for others. The mortgage servicing rights are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed seven years. Service fee income is recognized when the related loan payments are collected. On a quarterly basis, management evaluates and makes any necessary adjustments to the remaining balances of mortgage servicing rights, if the fair value of the disaggregated servicing rights indicate that the carrying value is not considered recoverable. Assumptions utilized in the quarterly evaluations are based on current prepayment and investor rates of return provided by an independent investment advisor.

Effective July 1, 1995, the Corporation adopted SFAS 122 "Accounting for Mortgage Servicing Rights." This standard prospectively requires the Corporation, which services mortgage loans for others in return for a servicing fee, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, the Company is required to assess the fair value of these assets at each reporting date to determine impairment. The adoption of SFAS 122 resulted in an increase of approximately $42,000 in gains on the sale of loans held-for-sale and a reduction of approximately $4,000 in loan servicing fees due to the amortization of originated mortgage servicing rights. At June 30, 1996, the Corporation had $41,000 in mortgage servicing rights.

Income taxes - The Corporation and its subsidiaries file a consolidated federal
------------
income tax return.   The Corporation adopted SFAS 109, "Accounting for Income
Taxes" effective July 1, 1993. Deferred tax assets and liabilities are recognized for the future effects attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets are recognized for the future deductible "temporary differences" and tax loss and credit carryforwards if their realization is "more likely than not." Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Employee Stock Ownership Plan and Recognition and Retention Plan - Shares of
----------------------------------------------------------------
common stock issued to the Corporation's Employee Stock Ownership Plan ("ESOP") were recorded as unearned ESOP shares in stockholders' equity at the fair value of the shares at the date of issuance to the plan. As shares are committed to be released, the Corporation reduces the carrying value of the unearned shares and records compensation expense equal to the current fair value of the shares committed to be released.

Shares of common stock acquired for the Corporation's Recognition and Retention Plan were recorded as unearned compensation in stockholders' equity at the fair value of the shares at the date of award. Total compensation cost was measured at the fair value of the shares as of the date of the award and is recognized as compensation expense over sixty months, the term over which the awards vest.
The difference between the fair value of the shares at the date of award and the purchase price of those shares was charged against additional paid-in capital.

Earnings per Common Share of Stock - Earnings per common share of stock is
----------------------------------
computed by dividing net income by the weighted average number of common shares outstanding during each year. Stock options outstanding are not considered in determining earnings per share because they have no significant dilutive effect. The Corporation accounts for the 100,050 shares acquired by the ESOP in accordance with Statement of Position 93-6. Shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.

The Bank completed its initial stock offering on October 14, 1994, and accordingly, earnings per share for 1995 is calculated by dividing net income since October 14 , 1994 of approximately $990,000 , by the weighted average number of common shares outstanding.

Reclassifications - Certain amounts in prior years' financial statements have
-----------------
been reclassified to conform with current year classifications.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

2.  INVESTMENT AND MORTGAGE-BACKED SECURITIES

Held-to-Maturity - Securities classified as held-to-maturity consisted of the
----------------
following (in thousands):

                                                     June 30, 1996
                                                     -------------
                                                   Gross       Gross
                                     Amortized   Unrealized  Unrealized    Fair
                                        Cost       Gains       Losses     Value
                                   ---------------------------------------------
Investment securities:
 U.S. Agency obligations              $ 7,388        $ 49       $ (96)   $ 7,341
 Municipal securities                     784           6          (3)       787
                                   ---------------------------------------------
Total investment securities             8,172          55         (99)     8,128
                                   ---------------------------------------------

Mortgage-backed securities:
 FHLMC                                  4,893          28         (54)     4,867
 FNMA                                   1,827          29          (9)     1,847
 GNMA                                   2,149          26          (8)     2,167
 CMO's                                 25,137         319        (233)    25,223
                                   ---------------------------------------------
Total mortgage-backed securities       34,006         402        (304)    34,104
                                   ---------------------------------------------
Total held-to-maturity securities     $42,178        $457       $(403)   $42,232
                                   =============================================


                                                     June 30, 1995
                                                     -------------
                                                   Gross       Gross
                                     Amortized   Unrealized  Unrealized    Fair
                                        Cost       Gains       Losses     Value
                                   ---------------------------------------------
Investment securities:
 U.S. Agency obligations              $16,595        $ 92       $(401)   $16,286
 Municipal securities                     818           5          (8)       815
                                   ---------------------------------------------
Total investment securities            17,413          97        (409)    17,101
                                   ---------------------------------------------
Mortgage-backed securities:
 FHLMC                                 11,428         206         (19)    11,615
 FNMA                                   7,312          97         (12)     7,397
 GNMA                                   7,985         223        (115)     8,093
 CMO's                                 19,419         292        (268)    19,443
                                   ---------------------------------------------
Total mortgage-backed securities       46,144         818        (414)    46,548
                                   ---------------------------------------------
Total held-to-maturity securities     $63,557        $915       $(823)   $63,649
                                   =============================================

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

Available-for-sale - Securities classified as available-for-sale consisted of
------------------
the following (in thousands):

                                                   June 30, 1996
                                                   -------------
                                                   Gross       Gross
                                     Amortized   Unrealized  Unrealized    Fair
                                        Cost       Gains       Losses     Value
                                   ---------------------------------------------
Investment securities:
 U.S. Government and agency
  obligations                         $ 5,964        $  0       $ (98)   $ 5,866
 Mutual funds                           1,264           0         (23)     1,241
 FNMA stock                                 2          18           0         20
                                   ---------------------------------------------
Total investment securities             7,230          18        (121)     7,127
                                   ---------------------------------------------

Mortgage-backed securities:
 FHLMC                                  3,958          97           0      4,055
 FNMA                                   2,486           3         (23)     2,466
 GNMA                                   4,614          24        (123)     4,515
 CMO's                                  3,865          17         (59)     3,823
                                   ---------------------------------------------
Total mortgage-backed securities       14,923         141        (205)    14,859
                                   ---------------------------------------------
Total available-for-sale securities   $22,153        $159       $(326)   $21,986
                                   =============================================


                                                   June 30, 1995
                                                   -------------
                                                   Gross       Gross
                                      Amortized  Unrealized  Unrealized    Fair
                                        Cost       Gains       Losses     Value
                                   ---------------------------------------------
Investment securities:
 Mutual funds                         $   200        $  0       $ (22)   $   178
 FNMA stock                                 2          13           0         15
                                   ---------------------------------------------
Total investment securities               202          13         (22)       193
                                   ---------------------------------------------
Total available-for-sale securities   $   202        $ 13       $ (22)   $   193
                                   =============================================

Gross realized gains and gross realized losses on sales of available-for-sale securities were $76,000 and $50,000, respectively, for the year ended June 30, 1996. There were no sales of securities during the years ended June 30, 1995 and 1994.

In accordance with the Financial Accounting Standards Board's implementation guidance on SFAS 115, the Corporation reassessed the classification of all securities held on November 31, 1995. As a result of such reassessment, the Corporation transferred investment and mortgage-backed securities with an amortized cost of $28,421,000 from held-to-maturity to available-for-sale. The securities were transferred at fair value resulting in an unrealized gain of approximately $160,000 , which was recognized, net of deferred tax, as a separate component of stockholders' equity.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

The maturities of the investment and mortgage-backed securities at June 30, 1996 are as follows (in thousands):

                                                                  Held-to-maturity        Available-for-sale
                                                                  ----------------        ------------------
                                                                Amortized     Fair        Amortized    Fair
                                                                  Cost        Value         Cost       Value
                                                                --------------------------------------------
Due in one year or less                                          $ 4,096     $ 4,095        $   573  $   570
Due after one year through five years                              3,834       3,749          6,679    6,591
Due after five years through ten years                             1,037       2,627          5,739    5,776
Due after ten years                                               33,211      31,761          7,896    7,790
                                                                --------------------------------------------
Total debt investment and mortgage-backed securities              42,178      42,232         20,887   20,727
                                                                --------------------------------------------
Mutual funds                                                           0           0          1,264    1,241
FNMA stock                                                             0           0              2       18
                                                                --------------------------------------------
Total investment and mortgage-backed securities                  $42,178     $42,232        $22,153  $21,986
                                                                ============================================

As of June 30, 1996, $300,000 par value of debt securities were pledged as collateral to secure certain deposit accounts.

At June 30, 1996, approximately $9,110,000 par value of the debt securities were structured notes, which included $4,965,000 of adjustable-rate debt securities and $4,000,000 with call provisions ranging form 1 month to 3 years. The adjustment periods for the adjustable-rate debt securities range from monthly to annual adjustments and are generally adjusted based on the movement of two specific interest rates plus a margin, such as the ten year constant maturity rate minus one month London interbank overnight rate ("LIBOR"), plus 250 basis points. These securities are more sensitive to the movements between interest rates and the slope of the yield curve than the relative level of interest rates.

The mortgage-backed securities held at June 30, 1996 mature between one and forty years. The actual lives of these securities may be significantly shorter as the result of payments and prepayments of the underlying collateral. Adjustable-rate mortgage-backed securities totaled approximately $7,757,000 at June 30, 1996. These securities have interest rates that adjust with movements in the Cost of Funds Index ("COFI ARM's") and the one year Constant Maturity Treasury ("CMT ARM's"). Adjustment periods range from monthly to annually.

At June 30, 1996, the Corporation's Collateralized Mortgage Obligations ("CMO's") portfolio consisted of securities issued by the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Corporation ("FNMA"). The Corporation purchases only CMO's that are considered non-high risk, as computed using the Federal Financial Institution Exam Council (the "FFIEC") guidelines. All CMO's are subsequently subjected to the FFIEC test at least annually. At June 30, 1996, all CMO's "passed" the FFIEC test and are classified non-high risk for regulatory purposes. Adjustable-rate CMO's totaled approximately $25,137,000 at June 30, 1996 and generally have interest rates that adjust monthly with movements in one month LIBOR and the prime rate. The yield on the CMO portfolio was 6.88% at June 30, 1996.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

3.   LOANS RECEIVABLE, NET

Loans receivable consisted of the following (in thousands):

                                                            June 30,
                                                       ------------------
                                                        1996       1995
                                                       -------    -------
Real estate loans:
 Fixed-rate single-family residential                  $15,726    $15,478
 Adjustable-rate single-family residential              24,403     22,083
 Loans held-for-sale, at fair value                        490        792
 Multi-family residential                                5,228      3,755
 Construction                                            4,669      4,168
 Land                                                    1,760      1,152
 Commercial mortgage                                    12,616     11,611
                                                       ------------------
Total real estate loans                                 64,892     59,039
                                                       ------------------
Other loans:
 Share loans                                             1,772      1,576
 Consumer and installment loans                          2,756      2,133
                                                       ------------------
Total other loans                                        4,528      3,709
                                                       ------------------
Total loans                                             69,420     62,748
                                                       ------------------
Less:
 Undisbursed portion of interim construction loans      (2,230)    (2,248)
 Allowance for loan loss                                  (756)      (858)
 Unearned discount                                         (82)      (260)
                                                       ------------------
Total loans, net                                       $66,352    $59,382
                                                       ==================
Weighted-average interest rate of loans                   8.70%      8.73%

Participations sold and serviced by the Corporation at June 30, 1996, 1995, and 1994 were approximately $21,669,000 $20,521,000 and $21,651,000, respectively.
The Corporation sells loans in the secondary market without recourse and retains servicing rights on the sale of conventional mortgage loans. The Corporation originates and sells all FHA/VA servicing released. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrower, such as late payment fees. In connection with these loans serviced for others, the Corporation held borrowers' escrow balances of $490,000 at June 30, 1996 and $517,000 at June 30, 1995.

Adjustable-rate real estate loans ($37,707,000 and $34,986,000 at June 30, 1996 and 1995, respectively) are subject to rate adjustments annually and generally are adjusted based on the movement of One year Constant Maturity Treasury index. The maximum loan rates can be adjusted is 200 basis points in any one year with a maximum life time cap of 500 basis points.

At June 30, 1996 and 1995, loans which were accounted for on a non-accrual basis or were contractually past due ninety days or more totaled approximately $137,000 and $183,000, respectively. The amount the Corporation will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the years ended June 30, 1996, 1995 and 1994, the Corporation recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Corporation would have recognized additional interest income of approximately $1,000, $6,000 and $10,000, respectively.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

Activity in the allowance for loan loss consisted of the following:

                                          Year Ended June 30,
                                          -------------------
                                     1996        1995        1994
                                  ---------------------------------
Balance at beginning of year      $ 858,000    $876,000    $716,000
Provisions for loan loss           (100,000)      5,000     204,000
Charge-offs, net of recoveries       (2,000)    (23,000)    (44,000)
                                  ---------------------------------
Balance at end of year            $ 756,000    $858,000    $876,000
                                  =================================

Directors and officers of the Corporation are customers of the Corporation in the ordinary course of business. Loans to directors and officers have terms consistent with those offered to other customers. The aggregate amount of such loans outstanding at June, 30, 1996 was $518,000. During 1996, new loans to such related parties amounted to $137,000 and repayments amounted to $107,000.

The Corporation has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans.

At June 30, 1996 and 1995, accrued interest receivable on loans was $413,000 and $433,000, respectively.

4.   OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment consisted of the following (in thousands):

                                                  June 30,
                                                  --------
                                               1996      1995
                                              ----------------
Land                                          $  553    $  297
Building and improvements                      1,697       969
Office furniture, fixtures, and equipment        632       531
                                              ----------------
Total                                          2,882     1,797
Less accumulated depreciation                   (614)     (472)
                                              ----------------
Office properties and equipment, net          $2,268    $1,325
                                              ================

Depreciation expense totaled $142,000, $103,000, and $81,000 for the years ended June 30, 1996, 1995, and 1994, respectively.

5.   REAL ESTATE OWNED

Real estate acquired through foreclosure (REO) consists of the following types:

                                                         June 30,
                                                         --------
                                                     1996       1995
                                                   -------------------
Real estate acquired through foreclosure
 Single-family residential                         $203,000   $144,000
 Commercial                                         150,000    150,000
                                                   -------------------
Total real estate acquired through foreclosure     $353,000   $294,000
                                                   ===================

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

The following is a summary of the results of real estate acquired through foreclosure operations for the periods indicated:

                                                     Year ended June 30,
                                                     -------------------
                                                 1996       1995        1994
                                               -------------------------------
Income from the rental and operation of REO    $ 34,000   $ 32,000    $ 13,000
Net gain on the sale of REO property              6,000      8,000       8,000
Expense of holding REO                          (15,000)   (25,000)    (56,000)
Net income (expense)                           $ 25,000   $ 15,000    $(35,000)

There were no balances in the allowance for loss on real estate acquired through foreclosure for the years ended June 30, 1996, 1995 and 1994.


6.   INVESTMENT IN JOINT VENTURE

The Corporation had an ownership interest in a joint venture project, Plaza 30 II, through a wholly-owned subsidiary, L. B. Resource, Inc. (dissolved in December 1995). The Corporation's ownership share of the joint venture project was 75.5% and was accounted for by the equity method of accounting. The venture involved the acquisition, development and rental of commercial real estate. Plaza 30 II was dissolved in December 1995 with the Corporation acquiring direct ownership of the sole remaining property.. A summary of the financial position and results of operations of Plaza 30 II were as follows (in thousands):

                                        June 30,
                                        --------
                                      1996    1995
                                     -------------
Assets
------
Land, buildings and improvements     $   0   $ 758
Other assets                             0      15
                                     -------------
Total assets                             0     773
                                     =============

Liabilities and Equity
----------------------
Notes payable - SSLBA                    0     792
Equity (deficit)                         0     (19)
                                     -------------
Total liabilities and equity         $   0   $ 773
                                     =============


                              Year ended June 30,
                              -------------------
                              1996    1995    1994
                             ---------------------
Income                       $ 849   $  74   $ 100
Expense                       (822)    (99)   (109)
                             ---------------------
Net income (Loss)            $  27   $ (25)  $  (9)
                             =====================

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

7.   SUBSIDIARY CORPORATION

In January 1983, the Corporation established its wholly-owned subsidiary, L. B. Resource, Inc. This subsidiary was established to acquire, develop, and sell or rent real estate. In December 1995, L. B. Resource, Inc. was dissolved. A summary of the financial position and results of operations of the subsidiary follows (in thousands):

                                             June 30,
                                             --------
                                           1996    1995
                                          -------------
Assets                                    $   0   $   0
------                                    =============

Liabilities and Equity
----------------------
 Other liabilities                        $   0   $  12
 Equity (deficit)                         $   0     (12)
                                          -------------
Total liabilities and equity (deficit)    $   0   $   0
                                          =============

                                   Year ended June 30,
                                   --------------------
                                    1996   1995    1994
                                   --------------------
Income                             $  27  $  74   $ 100
Expense                                0     99     109
                                   --------------------
Net income (Loss)                  $  27  $ (25)  $  (9)
                                   ====================

8.   DEPOSIT ACCOUNTS

Deposit accounts at June 30, were as follows (dollars in thousands):


                                             1996                       1995
Account Type                         Rate   Balance       %    Rate    Balance     %
------------                         -------------------------------------------------
NOW accounts:
   Commercial-noninterest bearing    0.00%  $  1,949    1.86%  0.00%  $     82    0.08%
   Noncommercial                     1.57%     2,805    2.68%  1.87%     2,908    2.88%
Super NOW accounts                   2.39%       746    0.71%  2.77%       758    0.75%
Money market checking accounts       3.12%     7,750    7.41%  3.00%     8,452    8.37%
Savings accounts                     3.03%     4,794    4.58%  2.75%     4,773    4.73%
                                     -------------------------------------------------
Total demand and savings deposits    2.39%    18,044   17.26%  2.71%    16,973   16.81%
                                     -------------------------------------------------
Certificates of deposits:
   Up to 3.99%                                   995    0.95%           13,213   13.09%
   4.00% - 5.99%                              74,021   70.79%           62,504   61.93%
   6.00% - 6.99%                               8,241    7.88%            7,366    7.30%
   Above 7.00%                                 3,264    3.12%              877    0.87%
                                            ----------------          ----------------
Total certificates of deposits       5.32%    86,521   82.74%  5.11%    83,960   83.19%
                                     -------------------------------------------------
Total deposit accounts               4.81%  $104,565  100.00%  4.71%  $100,933  100.00%
                                     =================================================

As of June 30, 1996 and 1995, total deposit accounts included approximately $1,743,000 and $1,756,000,

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

respectively, of deposits from the Corporation's officers, directors, employees or parties related to them.

As of June 30, 1996, deposit accounts with balances of $100,000 and over totaled approximately $13,702,000.

Certificates of deposits by maturity were as follows (in thousands):

                                        June 30,
                                        --------
Maturity Date                        1996     1995
-------------                       ----------------
Within 1 year                       $68,843  $66,247
After 1 year but within 2 years       9,874   10,937
After 2 years but within 3 years      3,716    3,251
Thereafter                            4,088    3,525
                                    ----------------
Total certificates of deposits      $86,521  $83,960
                                    ================

Interest expense on deposits consisted of the following (in thousands):

                                     Year ended June 30,
                                     -------------------
Account type                        1996     1995     1994
------------                       ------------------------
NOW accounts                       $   79   $   72   $   76
Money market deposit accounts         239      285      361
Savings accounts                      146      217      212
Certificate of deposit accounts     4,541    3,486    3,186
Early withdrawal penalties            (20)     (19)     (16)
                                   ------------------------
Total interest expense             $4,985   $4,041   $3,819
                                   ========================

9.   ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following (in thousands):

                                        June 30,
                                        --------
                                      1996     1995
                                    ----------------
Contractual Maturity:
Within one year - fixed rate        $13,500   $4,904
                                    ----------------
Total advances                      $13,500   $4,904
                                    ================
Weighted average interest rate         5.51%    6.01%

The Corporation pledges as collateral to these borrowings their Federal Home Loan Bank stock and has entered into blanket collateral agreements with the Federal Home Loan Bank whereby the Corporation maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the principal balances, 100% of total advances. Under this borrowing arrangement, the Corporation had the ability to borrow an additional $11,940,000 at June 30, 1996.

As of June 30, 1995, investment securities with a carrying value of $5,004,000 were pledged as collateral for FHLB advances. No investment securities were pledged as collateral for FHLB advances at June 30, 1996.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

10.  INCOME TAXES

The consolidated provision for income taxes consists of the following (in thousands):

                                              June 30,
                                              --------
                                       1996     1995    1994
                                       ---------------------
Current federal tax expense            $611     $493    $491
Deferred federal tax
 (benefit) expense                      (97)      56      61
                                       ---------------------
Total federal tax expense              $514     $549    $552
                                       =====================

The provision for federal income taxes differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis (in thousands):

                                        Year ended June 30,
                                        --------------------
                                        1996    1995    1994
                                        --------------------
Expected tax provision at
 a 34% rate                             $667    $656    $537
Increase (decrease)
 resulting from:
  Bad debt deduction                     (45)    (39)     (9)
  Negative loan loss
   provision                             (34)      0       0
  Goodwill amortization                    0       0       4
  Exempt municipal interest              (12)    (15)    (13)
  Other, net                             (62)    (53)     33
                                        --------------------
Total provision for
 federal income taxes                   $514    $549    $552
                                        ====================

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1996, and 1995 are as follows (in thousands):

                                                                   June 30,
                                                                   --------
                                                                1996      1995
                                                               ---------------
Deferred tax assets:
  Deferred compensation expense                                $  26     $  41
  Net unrealized losses on available-for-sale assets              51         5
  Other                                                            0         3
                                                               ---------------
  Total gross deferred tax assets                                 77        49
                                                               ---------------
Deferred tax liabilities:
  FHLB Stock dividends                                            58        43
  Depreciation                                                    25        49
  Other                                                           30        34
  Total                                                          113       126
                                                               ---------------
Net deferred tax liability (included in other liabilities)     $  36     $  98
                                                               ===============

The Corporation is permitted a special bad debt deduction in determining federal taxable income, subject to certain limitations. If the amounts that qualify as bad debt deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. As permitted under SFAS 109, no deferred tax liability is provided for approximately $2,200,000 ($748,000 approximate tax effect) of such tax bad debt reserves that arose prior to January 1, 1988.

Under recent tax legislation, thrift institutions must recapture certain "applicable excess bad debt reserves" over a six

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

year period, subject to certain requirements, and begin paying taxes on such. Generally, the 1987 would be exempt from such and prior reserves recapture. The corporation believes the implementation of this legislation will not have a material effect on the Corporation's financial statements. At June 30, 1996, the pre 1988 tax bad debt reserves totaled approximately $2,400,000.

11.  EMPLOYEE BENEFIT PLANS

Prior to June 30, 1995, the Corporation maintained a target benefit plan covering substantially all employees. The plan required an employer's contribution based on 17.5% of the participants average compensation. Effective September 15, 1994, the plan and assets thereof were merged into the Corporation's 401 (k) Plan. The Corporation has maintained a section 401(k) plan since the adoption of such plan during 1993. Full-time employees who have been credited with at least 1,000 hours of service during a twelve-month period and who have attained age 21 are eligible to participate in the plan. The Corporation's Board of Directors considers a discretionary matching contribution on an annual basis. Participant benefits ceased to accrue under the target benefit plan as a result of the merger. Expenses relating to these two plans included in compensation and employee benefits expense were approximately $0, $9,000 and $56,000, for the years ended June 30, 1996, 1995 and 1994, respectively.

In addition to the aforementioned benefit plans, the Corporation has an unfunded deferred compensation arrangements with two key officers. Expense reported in the consolidated statements of income under this arrangement totaled approximately $5,000, $4,000, and $4,000 for the years ended June 30, 1996, 1995, and 1994, respectively. At June 30, 1996, the Corporation had recorded a liability of $126,000 related to this arrangement.

Effective February 28, 1995, the Corporation established a Recognition and Retention Plan. The purpose of this plan is to retain personnel of experience and ability by providing employees and non-employee directors with a proprietary interest in the Corporation as compensation for their contributions and as an incentive for such contributions in the future. The Corporation acquired 40,000 shares of its common stock on behalf of the Recognition and Retention Plan through open market purchases. The shares acquired were recorded as unearned compensation at the fair value of the shares as of the date of the award. The fair value of such shares at February 28, 1995, was $10.50 per share, or $420,000. The difference of $151,000 between the average purchase price of $14.27 and fair market value of the shares acquired was charged against additional paid-in capital. For the years ended June 30, 1996 and 1995, compensation expense relating to the recognition and retention plan was $82,000 and $32,000, respectively. There was no compensation expense related to the Recognition and Retention Plan for the year ended June 30, 1994.

Effective October 14, 1994, the Corporation established an ESOP that covers all employees who meet eligibility requirements. The Corporation makes contributions to the ESOP in an amount equal to the ESOP's debt service less dividends received, if any, on unallocated shares. For the year ended June 30, 1996, dividends of $70,000 were used to pay ESOP debt service (including dividends of $35,000 paid in fiscal 1995). The ESOP shares are pledged as collateral on the debt. As the debt is repaid, shares are released from collateral and allocated to active participants accounts based on the principal and interest method. During the year ended June 30, 1995, the Corporation adopted AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). In accordance with SOP 93-6, the ESOP's debt is reflected in the Bank's balance sheet as a long-term borrowing, with such debt being eliminated through consolidation at June 30, 1996. A corresponding reduction in stockholders' equity termed "Unearned ESOP Shares" reflect the value of the unreleased ESOP shares. The adoption of SOP 93-6 had no effect on prior year financial statements. For the years ended June 30, 1996 and 1995, ESOP expense charged to compensation and employee benefits was $108,000 and $198,000, respectively, of which $63,000 and $58,000 represented interest expense on ESOP debt. For the year ended June 30, 1994, there were no ESOP related expenses.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

At June 30, 1996, ESOP shares were as follows:


            Shares allocated                        14,723
            Shares committed to be released          4,232
            Unallocated shares                      81,095

The ESOP had outstanding debt to L&B Financial, Inc at June 30, 1996 of $825,000. Such debt is to be repaid over L&B Financial, Inc. acquired the a period of ten years at an interest rate of 9.0%. Debt service is paid quarterly. debt from a local financial institution in February 1996. Debt outstanding to this financial institution was $896,000 at June 30, 1995.

12.  COMMITMENTS AND CONTINGENCIES

Loan Commitments - Commitments to extend credit are agreements to lend a
----------------
customer funds as long as there is no violation of any condition established in the contract. Commitments extend over periods of time with the majority of such commitments to be disbursed within a thirty day period. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Commitments to extend credit at fixed rates expose the Corporation to some degree of interest rate risk. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The type and amount of collateral obtained varies and is based on management's evaluation of the potential borrower's ability to repay the debt.

The Corporation had outstanding loan commitments as follows (in thousands):

                                                                      June 30,
                                                                      --------
                                                                   1996    1995
                                                                  --------------
Commitments to extend credit:
Variable interest rate                                            $  999  $  282
Fixed interest rate                                                1,177     624
                                                                  --------------
Total loan commitments                                             2,176     906
Undisbursed portion of interim construction loans                  2,230   1,902
                                                                  --------------
Total commitment to extend credit                                 $4,406  $2,808
                                                                  ==============

Financial Instruments With off-Balance Sheet Risk - The Corporation has no
-------------------------------------------------
additional financial instruments with off-balance sheet risks.

Concentrations of Credit Risk - The Corporation's business is principally with
-----------------------------
customers located in northeast Texas. Except for residential mortgage loans in the Corporation's market area, the Corporation has no other significant concentrations of credit risk.

Litigation - The Corporation is involved in legal actions in the normal course
----------
of business. In the opinion of management, based on the advice of its general counsel, the resolution of these matters will not have a material adverse impact on the future results of operations or the financial position of the Corporation.

Potential Impact of Changes in Interest Rates - The Corporation's profitability
---------------------------------------------
depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Corporation's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Corporation's interest earning assets consist primarily of long-term, fixed-rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing liabilities which are primarily term deposits. Accordingly, the Corporation's earnings would be adversely affected during periods of rising interest rates.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

13.  STOCK OPTION AND OWNERSHIP PLANS

On February 28, 1995, the Corporation implemented the 1995 Stock Option Plan ("Plan") for the benefit of all employees and directors. Under the Plan, 166,750 shares of authorized common stock are reserved for the exercise of stock options. The options have a maximum duration of ten years from the date of grant. At June 30, 1996, the Corporation had the following options outstanding:

Grant Date       Shares Granted       Average Option Price per Share    Expiration Date
----------       --------------       ------------------------------    ---------------
February 1995       136,483                        $10.50               February 2005

April 1995           10,000                        $10.25               April 2005

February 1996         4,015                        $14.25               February 2006

The Plan calls for the grant in February 1997 to non-employee members of the Board of Directors of options to purchase a total of 4,015 shares of common stock.

As of June 30, 1996, no options had been exercised.

The Plan also provides for stock appreciation rights ("SAR's"). To date, no SAR's have been granted.

Employees participate in stock ownership through the 401(k) plan.

In October, 1995, the FASB issued Statement of Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") which established accounting and reporting standards for stock-based employee compensation plans. Under SFAS 123, companies are encouraged to adopt a new accounting method that accounts for stock compensation awards based on their estimated fair value at the date they are granted. Companies are allowed to continue following accounting standards that currently exist (Accounting Principal Board Opinion No. 25) which generally do not result in an expense charge for most options issued. If a company continues to follow existing accounting practices to account for stock compensations plans, pro-forma disclosures of net income and earnings per share as if the fair value method of accounting defined by SFAS 123 had been applied are required.

SFAS 123 is generally effective for fiscal years beginning after December 15, 1995. Earlier adoption is permitted. The Corporation has not determined if the fair value method defined by the new standard will be adopted or if the existing accounting method will be maintained.

14.  STOCKHOLDERS' EQUITY AND DIVIDEND RESTRICTIONS

On October 14, 1994, the Bank converted from a Texas-chartered mutual savings and loan association to a Texas-chartered stock savings and loan association through the sale of common stock. The Bank sold shares in a Subscription Offering to eligible account holders, an Employee Stock Ownership Plan, supplemental eligible account holders, and other members, officers, directors, and employees. Shares were also sold in a concurrent Community Offering. Of the 25,000,000 authorized common $0.01 par value shares, 1,667,500 shares were sold at a price of $10.00 per share. The net proceeds of the offering, after conversion costs of approximately $660,000, were $15,998,000.

The plan of conversion provided that upon completion of the conversion, a special liquidation account for the benefit of the eligible account holders and the supplemental account holders would be established. In this account is an amount equal to the net worth of the Bank as of the date of its latest statement of condition contained in the final offering circular used in connection with the conversion, such date being March 31, 1994. The liquidation account is maintained for the benefit of the eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank. The liquidation account is reduced from time to time to the extent qualifying balances are reduced. In the event of a complete liquidation, each eligible and supplemental eligible account holder will be entitled to receive a distribution from the adjusted qualifying balances for accounts then held. As of June 30, 1996 the amount of retained earnings appropriated as a "liquidation account" was $9,698,000.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

The Corporation is prohibited from declaring cash dividends on its common stock, or repurchasing its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirement. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval in any calendar year in excess of 100% of its current year's net income to the date of any such dividend or repurchase, plus 50% of the excess of its capital at the beginning of the year in excess of its minimum regulatory capital requirement.

The Corporation is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if taken, could have a material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework requiring prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital ( as defined by regulation) to risk weighted assets (as defined), and Tier I capital to average assets (as defined). The following table sets forth (in thousands) the Bank's current capital requirements, actual capital position and excess capital in both a dollar and percentage basis for June 30, 1996:

                            Tier One          Tier One        Tier Two
                              Core           Risk-based      Risk-based
                            Capital           Capital         Capital
                            -------------------------------------------
Adjusted capital             19,006            $19,006         $19,762
Capital ratio                 21.38%             22.45%          23.34%
Minimum capital requirement   3,555              3,386           6,773
Minimum capital ratio          4.00%              4.00%           8.00%
Excess capital               15,451             15,620          12,989
Excess capital ratio          17.38%             18.45%          15.34%
Total adjusted assets        88,875            $84,666         $84,666
                            -------------------------------------------

15.  SUPERVISORY AGREEMENT

On May 17, 1994, the Corporation executed a Supervisory Agreement with the Office of Thrift Supervision. The Supervisory Agreement related to deficiencies in the Corporation's electronic data processing ("EDP") capability. The Supervisory Agreement required the Board to adopt and submit a written plan of action to ensure that the Corporation is provided with adequate EDP audit coverage, submit a strategic plan that provides for the EDP planning in accordance with the guidelines of the Federal Financial Institution Examination Council, adopt a capital expenditures policy setting forth minimum EDP requirements, establish an EDP Steering Committee and implement various safeguards regarding computer operations and security. On July 7, 1995, the Corporation was notified as to its compliance with the terms and conditions of the Supervisory Agreement and that said Agreement was terminated.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

16.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. Considerable judgement is required to interpret this information and develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/ or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                          June 30, 1996                       June 30, 1995
                                                          -------------                       -------------
                                                 Notional   Carrying      Fair      Notional    Carrying     Fair
                                                  Amount     Amount       Value      Amount      Amount      Value
                                                 -------------------------------------------------------------------
Assets:
  Cash and cash equivalents                                 $  8,916    $  8,916                $  6,418    $  6,418
  Investment and mortgage-backed securities
    Available-for-sale                                        21,986      21,986                     193         193
    Held-to-maturity                                          42,178      42,232                  63,557      63,649
  Mortgage loans held for sale                                   490         490                     792         792
  Loan receivable, net                                        65,862      65,340                  58,590      57,771
  Federal Home Loan Bank stock                                   751         751                     705         705

Liabilities:
  Deposits                                                   104,565     104,653                 100,933     101,314
  Borrowings                                                  13,500      13,500                   4,904       4,904

Off balance sheet:
  Commitments to extend credit                    $4,406                $  4,406     $2,808                 $  2,808

Cash and cash equivalents - The carrying amounts of cash and short-term instruments is a reasonable estimate of fair value.

Investments and mortgage-backed securities - The estimated fair value of debt and equity securities equals quoted market price.

Mortgages held-for-sale - The estimated fair value of mortgage loans held-for-sale is estimated at the quoted secondary market prices for such loans without regard to the Corporation's other commitments to make or sell loans.

Loans receivable - The fair value of loans receivable was estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit histories and maturities.

Federal Home Loan Bank stock - The carrying amount is a reasonable estimate of fair value.

Deposits - The fair value of NOW accounts, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the present value of the contractual cash flows discounted using the rates currently offered for deposits of similar maturities.

Borrowed funds - The carrying amount of borrowed funds is a reasonable estimate of fair value. All borrowings outstanding have maturities of less than one year and interest rates that adjust with current market rates.

Commitments to extend credit - The notional amount of commitments to extend credit is a reasonable estimation of fair value because the differences between current market rates and committed rates are insignificant.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

The fair value estimates presented herein are based on information available to management as of June 30, 1996 and 1995. Such amounts have not been comprehensively revalued for purposes of financial statement presentation since the dates noted.

17.  L&B FINANCIAL, INC. FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

Condensed financial statements for L&B are presented as follows (in thousands)

  Condensed Balance Sheet                         June 30, 1996
  -------------------------------------------------------------
   Assets
    Cash and cash equivalents                         $ 4,968
    Investment in subsidiary                           18,893
    Other                                                 922
                                                      -------
   Total Assets                                        24,783
                                                      =======

   Liabilities and Stockholders' Equity
    Liabilities                                             0
    Stockholders' Equity                               24,783
                                                      -------
   Total Liabilities and Stockholders' Equity         $24,783
                                                      =======

Included in other assets is a note receivable due from the Loan and Building State Savings Bank ESOP in the amount of $825,000. See Note 11 for further information.

                                                     Year Ended
   Condensed Statement of Income                    June 30, 1996
   --------------------------------------------------------------
    Equity in undistributed earnings of subsidiary      $1,392
    Other income                                           204
                                                        ------
    Total Income                                         1,596
    Other expenses                                         146
                                                        ------
    Net income                                          $1,450
                                                        ======


--------------------------------------------------------------------------------
                              L&B Financial, Inc.


    Condensed Statement of Cash Flows                 June 30, 1996
    ---------------------------------------------------------------
     Operating Activities:
     Net income                                          $ 1,450
     Equity in undistributed earnings of subsidiary       (1,392)
     Increase in other assets                               (922)
                                                         -------
     Net cash used in operating activities                  (864)
                                                         -------

     Financing Activities:
     Dividends received from subsidiary                    7,500
     Purchase of treasury stock                           (1,199)
     Dividends paid                                         (469)
                                                         -------
     Net cash provided by financing activities             5,832
                                                         -------

     Net increase in cash                                  4,968
     Cash and cash equivalents at beginning of year            0
                                                         -------
     Cash and cash equivalents at end of year            $ 4,968
                                                         =======

18.  PROPOSED ACQUISITION OF THE CORPORATION

On June 25, 1996, the Corporation announced the signing of a Letter of Intent between the Corporation and Jefferson Savings Bancorp, Inc., Ballwin, Missouri, outlining the terms of a proposed acquisition by Jefferson Bancorp of all of the outstanding common stock of the Corporation. That agreement has expired, however, negotiations were continuing as of the date of this report.

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

                                   DIRECTORS
                                   ---------

E. L. Ashcroft, III - Chairman of the Board                W. T. Allison, II
Investments                                                Attorney

C. Glynn Lowe - President and Chief Executive Officer      Dan E. Bonner
Loan and Building State Savings Bank                       Retired

Bob J. Burgin - CPA                                        J. Herman Connelly
Partner - Burgin, Johnson, Baucum & Co.                    Retired - Investments

Wayne H. Galyean                                           Thomas J. Payne
Owner - Galyean Insurance Agency                           Retired - Investments



                                   OFFICERS
                                   --------

         C. Glynn Lowe - President and Chief Executive Officer

         Jeffrey C. David - Vice President and Chief Financial Officer

         Dan M. Phillips - Senior Vice President

         Linda J. Galligher - Senior Vice President



                             CORPORATE INFORMATION
                             ---------------------

Corporate Offices                      Special Counsel
-----------------                      ---------------
306 North Davis Street                 Shannon, Gracey, Ratliff & Miller, L.L.P.
Sulphur Springs, Texas 75482           Fort Worth, Texas


Independent Auditors                   Stock Transfer Agent
--------------------                   --------------------
Oakerson, Arnold, Walker and Co.       Mellon Securities
Mt. Pleasant, Texas                    85 Challenger Road
                                       Ridgefield Park, New Jersey 07660


                                General Counsel
                                ---------------
                               W. T. Allison, II
                            Sulphur Springs, Texas

--------------------------------------------------------------------------------
                              L&B Financial, Inc.

                            NOTICE OF ANNUAL MEETING
                            ------------------------

The Annual Meeting of Stockholders will convene at the Hopkins County Civic Center, 1200 Houston Street, Sulphur Springs, Texas on October 29, 1996, at 11:00 am.


                                10-K INFORMATION
                                ----------------

A copy of the Form 10-K filed with the Securities and Exchange Commission will be furnished to stockholders, without charge, upon written request to the
                              --------------
Corporate Secretary, L&B Financial, Inc., 306 N. Davis Street, Sulphur Springs, Texas, 75482.

Stockholders needing assistance with stock records, transfers or lost certificates, please contact the Corporation's transfer agent, Mellon Securities Trust Company at the address listed above.



                                BANKING OFFICES
                                ---------------

             Main Office                   Pittsburgh Branch
             306 North Davis Street        117 South Greer Street
             Sulphur Springs, Texas        Pittsburgh, Texas

             Mt. Vernon Branch             Texarkana Branch
             101 Kaufman Street            3501 Sowell Ln
             Mt. Vernon, Texas             Texarkana, Texas

             Mt. Pleasant Branch           L & B Mortgage
             801 North Jefferson Street    312 North Davis Street
             Mt. Pleasant, Texas           Sulphur Springs, Texas


                              Daingerfield Branch
                              101 Broadnax Street
                              Daingerfield, Texas


--------------------------------------------------------------------------------
                              L&B Financial, Inc.
                                      42